Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, contact:

Donna Lee

636-728-3189

THERMADYNE HOLDINGS CORPORATION ANNOUNCES

Delay in Filing Form 10-Q for First Quarter 2006,

Recent Developments with Credit Agreements and Senior

Subordinated Notes, and Planned Investor Call

ST. LOUIS, MO — May 10, 2006 — Thermadyne Holdings Corporation (THMD.PK) announced today several items related to its delayed financial filings.

Financial Statement Filings with SEC and Secured Debt Agreement Matters

The Company has filed a Notification of Late Filing on Form 12b-25 indicating that its Form 10-Q filing for the three months ending March 31, 2006 will not be timely filed.

As previously announced, the Company was analyzing whether certain of its subsidiaries have been accurately applying U.S. GAAP to the accounting for foreign currency translations and that it required additional time to complete work necessary to support the financial statement consolidation process and to provide additional supporting analysis to the independent registered public accountants in connection with certain subsidiary account balances and their elimination on consolidation for 2005 and prior years.  As of May 9, 2006, the Company believes the prior year impact of the items reviewed will not require adjustments.

The Company continues its efforts to complete its audited financial statements and to file its 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first quarter of 2006.

Because of the delay in its SEC filings, the Company extended its reporting requirements with its secured lenders until June 15, 2006.  The Company and its secured lenders also renegotiated certain financial covenants. Further detail is contained in Thermadyne’s Current Report Form 8-K filed with the Securities and Exchange Commission today.

Subordinated Debt Agreement Matters

On May 9, 2006, Thermadyne proposed to its note holders a consent solicitation modifying the indenture for its $175 million 9¼% Senior Subordinated Notes due 2014.  In response to the proposal, the required majority of note holders have given their consents.  The consent solicitation will remain open until May 16, 2006.

The modification provides: (1) the time for the Company to file its Annual Report on Form 10-K for the year ended December 31, 2005 and to file other required reports is extended until June 15, 2006, (2) note holders who accept the proposal will be paid $2.50 for each $1,000 in principal amount, and (3) the Company is obligated to apply excess cash flow to either (i) repay senior indebtedness or (ii) offer to redeem notes at 101% of their principal amount.  Further detail is contained in Thermadyne’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

The Company has retained Credit Suisse to serve as Solicitation Agent for the consent solicitation, and The Altman Group to serve as the Information Agent.  Copies of the consent solicitation statements, consent form and related documents may be obtained by contacting the Information Agent at (201) 806-7300 (call collect).  Questions regarding the solicitation may be directed to Credit Suisse at U.S. Toll Free: (800) 820-1653 or (212) 325-7596 (call collect).

Change in Trading Symbol

On May 5, 2006, Thermadyne’s stock was moved from OTCBB to the pink sheets due to the Company’s delayed filing of the 2005 Annual Report on Form 10-K.  The Company anticipates taking the necessary steps to have its common stock quoted on the OTCBB soon after filing its 2005 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2006 with the SEC.  Until that time, Thermadyne’s trading symbol is “THMD.PK.”

Investor Conference Call

The Company also announced that it will host a conference call on May 26, 2006 at 9:00 a.m., EDT to discuss its preliminary 2005 year end and 2006 first-quarter results, and its prospects for 2006.

Mr. Melnuk commented, “We are near the completion of a challenging period related to compliance requirements on our financial filings.  We anticipate we will be in a position to communicate our financial results and the Company’s prospects on May 26.”

ABOUT THERMADYNE

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc® , Stoody®, and Cigweld®.  Its common shares trade under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Security and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.